Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Select Comfort Corporation:

We consent to the incorporation by reference in the registration statements (No. 333-70493, No. 333-79157, No. 333-74876, No. 333-84329, No. 333-80755, No. 333-85914 and No. 333-118329) on Form S-8 of Select Comfort Corporation of our report dated February 25, 2010, with respect to the consolidated balance sheets of Select Comfort Corporation and subsidiaries as of January 2, 2010 and January 3, 2009, and the related consolidated statements of operations, shareholders’ equity (deficit), and cash flows for each of the fiscal years in the three-year period ended January 2, 2010, and the related financial statement schedule, which report appears in the January 2, 2010 annual report on Form 10-K of Select Comfort Corporation.

Our report refers to the adoption of the provisions of SFAS 157, Fair Value Measurements (included in FASB ASC Topic 820, Fair Value Measurements and Disclosures), and SFAS 159, The Fair Value Option for Financial Assets and Liabilities (included in FASB ASC Topic 825, Financial Instruments), on December 30, 2007 and FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (included in FASB ASC Topic 740, Income Taxes), on December 31, 2006.

Minneapolis, Minnesota
February 25, 2010